Exhibit 99.2

  TELULAR CORPORATION, #4480199
  TELULAR CORPORATION - 4TH QUARTER 2011 EARNINGS
  CONFERENCE CALL
  November 10, 2011, 16:30 EST
  Chairperson: Joe Beatty (Mgmt.)

Operator:
Ladies and gentlemen, thank you for standing by.  Welcome to the Telular Fourth Quarter and Fiscal Year 2011 Earnings Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone.  If you'd like to withdraw your question, please press the star, followed by the two.  If you are using speaker equipment, please lift the handset before making your selection.  This conference is being recorded today, Thursday, November 10, 2011.

I would now like to turn the conference over to Lauren Gray (ph) with the Blueshirt Group. Please go ahead.

Lauren Gray:
Good afternoon, ladies and gentlemen, and welcome to Telular Corporation's conference call to discuss operating results for the fourth quarter and fiscal year of 2011.  By now, everyone should have had an opportunity to review the press release distributed this afternoon.  If you need a copy of the press release, you can find it on the Investor Relations section of our website at www.telular.com/investor.

On the line with us today from Telular's management is Joe Beatty, President and Chief Executive Officer; and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin I would like to turn your attention to the fact that forward-looking statements may be made during the course of this call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements.  Please refer to the Company's 10-K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors.

At this point, I'd like to turn the call over to Mr. Joe Beatty.

Joe Beatty:
Thanks, Lauren.  Good afternoon everyone.  We had a solid fourth quarter wrapping up the year of very strong growth at Telular.  We executed on our plans to drive unit growth at Telguard and to bring consistent financial performance to TankLink, as well as deliver strong profitability.  During the year, we raised our guidance on Telguard units and ended the fourth quarter reporting Telguard unit sales that exceeded the high end of our improved guidance.  Importantly, looking into next year, we're optimistic about the growth in Telguard and have raised unit guidance once again.  Our TankLink business is doing well, as we have expanded margins and steadily grown the number of Tanks monitored.  We feel very optimistic about our future growth opportunities.

Our business is operating exactly how we envisioned, generating higher more predicable recurring service revenue, up 13% over last year, and realizing improved net income and operating cash flow margin.   We continue to generate cash which allowed us to increase our regular dividend payment by 10% on our one year anniversary of first declaring a regular quarterly dividend.  This dividend demonstrates the strong financial visibility we have due to our recurring revenue model and also provides tangible returns to our shareholders.  I'll go into more detail on our progress this quarter as well as our long term strategy later in the call.  For now, I'm going to turn the call over to Jonathan Charak, our CFO, to review the fourth quarter and fiscal year 2011 financial results.

Jonathan Charak:
Thank you, Joe.  Good afternoon, everyone.  We are happy to report a very strong finish to our 2011 fiscal year by closing the fourth quarter with solid financial results.  Revenues in both our Telguard and TankLink business lines increased sequentially and over the prior year period during the fourth quarter, led by the growth of our recurring revenue stream.

For the fourth quarter of 2011, Telular reported revenue of $13.1 million, while full year revenue reached 50.5 million.  Pre-tax income in the fourth quarter increased 45% over the prior year period to $2.1 million and increased 72% on an annual basis to 6.4 million.  Net income before non-cash items in the fourth quarter was up 38% over the prior year period to 2.8 million, while full year net income before non-cash items increased an impressive 51% over the prior year period to $9.6 million.  Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization, stock-based compensation expense and non-cash income tax expenses to net income.  We use this measure internally to assess our ability to generate cash from operating the business.

Total recurring service revenues from both the Telguard and TankLink lines of business represented 62% of total revenue in both the fourth quarter and the full year.  In the fourth quarter of 2011, service revenue increased 13% over the prior year period to $8.1 million.  For the full year, recurring service revenue was $31.2 million, also up 13% over the prior year period.  Most importantly, the overall margin on recurring service revenue increased during the fourth quarter to an all time high of 71%.

Continuing to fuel our growth in recurring service revenue, we exceeded our Telguard unit sale guidance selling approximately 25,500 Telguard units in the fourth quarter and delivering 90,200 units in the full year.  This resulted in Telguard product sales of 3.5 and $12.6 million respectively.  We activated 25,500 new Telguard subscribers in the fourth quarter and 87,500 throughout the full year, ending the year with a strong subscriber base of 563,500.  At year-end, Telguard average revenue per unit (or ARPU) grew to $4.24 per month from $4 per month in the last quarter of 2010, as we were successful in diversifying our customer base with a growing proportion of more profitable small- and mid-sized dealers.  The average selling price per Telguard hardware unit was $136 in the fourth quarter.

Turning to our TankLink business, the SmartTank (ph) customer acquisition continues to deliver strong revenue growth as fourth quarter revenues increased 71% to $1.8 million.  For the full year 2011, TankLink revenues were $6.4 million, which is a 106% increase over fiscal year 2010.  TankLink recurring service revenue, which represented 52% of total TankLink revenue in the fourth quarter, increased to 943,000, ending the period with 22,600 billable Tanks and an ARPU of $13.48 per month.  TankLink product revenue for the fourth quarter was up 30% from fourth quarter 2010 to 882,000.  For the year, total TankLink service revenue was $3.1 million and product revenue more than doubled to 3.3 million.

In addition to our solid revenue growth we have been able to hold operating expenses relatively flat.  Fourth quarter operating expenses were $4.5 million, consistent with recent quarters, and were 18.8 million for the full year.  Looking into 2012, we plan to make investments of approximately $1.5 million in new sales and service personnel and product promotion.  We expect this to drive growth in our recurring service revenue and further enhance our customer satisfaction capabilities.

Notwithstanding those additional investments, we are targeting net income before non-cash items of 11 to $12 million for the fiscal year 2012, representing growth and profitability of 15 to 25% over 2011.  Further, we are increasing our expectation of Telguard unit sales through a range of 20 to 30,000 per quarter throughout fiscal 2012.

A year after Telular first announced the regular quarterly dividend of $0.10 per share, the Company's Board of Directors has approved an increase in the quarterly dividend to $0.11 per share.  We continue to generate cash and currently carry over $12.6 million on our balance sheet, up from $10 million at the end of last quarter.

On that note, I'd like to turn the call back over to Joe to go into a more detailed discussion of our business.

Joe Beatty:
Thanks, Jonathan.  I'm very pleased with our results this quarter and for 2011.  We've achieved our goal of growing our two M2M businesses while maintaining a strong balance sheet and rewarding shareholders with a dividend.  We've been able to consistently grow our recurring revenue base by focusing on selling Telguard service to the small and mid-sized security dealers.  This has allowed us to generate higher ARPU as our mix changes.  This quarter we exceeded the high end of the guidance we'd provided of Telguard units sold and have increased our expectation of Telguard unit sales in 2012.  With the ongoing trend towards (inaudible) household, and our leading position in alarm and event monitoring solutions, we feel very optimistic about continued Telguard growth.

During the year we invested in our sales and marketing efforts with the Telguard Advantage Dealer Loyalty program, which resulted in a more diversified customer base.  More specifically, we have increased the number of active Telguard dealers by 30% over the prior year period, to 2,000 active dealers.  In order to ensure we are capturing all of the growth we possibly can, we've hired additional Telguard sales personnel.  Our TankLink line of business is growing nicely, and we've been successful with expanding margin.  We continue to work on some new product and service initiatives which we anticipate will maintain the strong growth in Tanks monitored.  In order to improve the footprint of our direct sales force, we've added sales personnel to TankLink as well over the past six months.  Moreover, we've also expanded our sales engineering and customer service teams to support additional growth going forward.

During the quarter we announced an alliance between Tanknology and Telular in which Tanknology will provide nationwide installation and field support for TankLink's Tank monitoring systems.  Tanknology is an ideal partner for us given their nationwide footprint and specialization in Tank installation and maintenance.

Finally, as a capstone to the numerous Telguard feature enhancements we've launched over the past 18 months, I'm proud to announce that we were the first vendor to deliver 3G cellular communicators to the security market.  We have nearly 100 units working flawlessly across the country right now and have begun shipping 3G units on a standard basis.  Telular has a history of delivering innovative wireless service to the security industry first and we've done it once again.  We will talk more about the impact of this new product next quarter.

We continue to investigate adding new M2M service lines, which can contribute high margin recurring revenue streams, and which are consistent with our talent for using communications networks to enable the remote monitoring of people and machine.

Overall, we remain committed to sustained profitability and as you know maximizing shareholder value.

With that, I'd like to turn the call over to the Operator to coordinate any questions that you might have.

Operator:
Thank you, sir.  We will now begin the question-and-answer session.  As a reminder, ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one on your touch tone phone.  If you would like to withdraw your question, please press the star, followed by the two.  If you're using speaker equipment, please lift the handset before making your selection.  Once again, if you would like to ask a question, please press the star, followed by the one on your touch tone phone.  One moment please.

Once again, ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one on your touch tone phone.

And our first question comes from the line of Russ Silvestri with Skiritai Capital. Please go ahead.

Russ Silvestri:	Thank you. Hello, Joe.

Joe Beatty:	Hi, Russ. How are you?

Russ Silvestri:	Hi, gentlemen.

Joe Beatty:	Hi.

Russ Silvestri:	Question on Tanknology. Can you tell me a little bit about the footprint? How long this alliance has gone on? And you may expect them to sell next year for you?

Joe Beatty:
Right.  Tanknology's an installation company and maintenance firm specializing in Tanks.  They won't do any selling for us but we do use them when we need to do installations or go out in the field and do repairs.  We announced this a while back in the fiscal year and then just brought it back to life a little bit here today as a reminder that really the success in these various (inaudible) markets sometimes require the right partnerships and in the case of TankLink Tanknology's just a very good partner for its field service work.

Russ Silvestri:	Okay. Tell me what's your total penetration now in terms of dealers? You said you added, I think, 2,000 new dealers this year?

Joe Beatty:
Well the total active dealer count got across the 2,000 mark this quarter, and we've been—I'd say the overall market's 3500 or 4,000 security dealers and, you know, we were at, I think if you go back a year, year and a half, we're at 1500, and every quarter over the last six quarters it's just been inching up and I give credit to our sales and marketing team and Telguard and our Telguard Advantage program, which really got us in better touch with all these dealers.  Because the lower half of the market are not large dealers and so it's difficult to get a direct touch with them, and in these days of the Internet the best way to do it is to have an electronic touch which we've been able to do with Telguard Advantage.  And you can see it in the numbers, you know, going from 1500 over 2,000 active dealers, and active dealer is one that has activated at least one Telguard unit in the last three months.

Russ Silvestri:	And so you think you have then more than—you think the total market in the United States is 3500 independent dealers that you could penetrate potentially?

Joe Beatty:	Yes, I think that's right. And we've got more than half of them that regularly use us, which I think is, you know, a great testament to our position in the market.

Russ Silvestri:	Gotcha. Did you talk about the gross margins on the TankLink product when you sell the units?

Joe Beatty:	I didn't talk about them but, Jonathan, do you want to just offer a little bit of comment?

Jonathan Charak:	Sure. The TankLink gross margins are in the low to mid 30s, particularly for this past quarter was about 32%, which is close to where we are for the Telguard units as well.

Russ Silvestri:	Okay. And how many units did you actually activate for TankLink? Or sell and then activate?

Jonathan Charak:	Well we activated over—around 1300 in total.

Russ Silvestri:	In the quarter?

Jonathan Charak:	In the quarter, right. About 6,000 some for the year, 6,000 for the year.

Russ Silvestri:	Right. All right. Great, that's all I had. Thank you.

Joe Beatty:	All right, Russ. Thanks.

Operator:	Thank you. Our next question comes from the line of Aram Fuchs with Fertilemind Capital. Please go ahead.

Aram Fuchs:	Hi, it's Aram Fuchs. I was wondering if you could just break out the Mexico business compared to the U.S. business? And then I have another question after this.

Joe Beatty:
Sure.  Aram, we don't break out details on the split between U.S. and CALA (Central and Latin America).  I'll tell you it's not growing as fast as I'd like but nevertheless our brand remains strong down there, we've got the best partner you can have in Telefónica and so we're working the market and hope that the growth will continue.  But in terms of specific numbers, we're not prepared to break that out today.

Aram Fuchs:	Okay. Is there any way you can quantify what fraction of the end customers are using you because they simply don't have the landline anymore compared to a back-up?

Joe Beatty:
I will tell you certain of our products only work in primary mode and that would imply that when they're installed they're installed in locations that don't have a landline, although that's not necessarily true.  And in that case it's...

Jonathan Charak:
Just over 50% of the products we sell or sold this past quarter were cellular only or cellular as primary units versus ones that could act as a back-up.  So at least half of what's going in these days is people that are using it in a primary mode.

Joe Beatty:	Probably a high correlation probably (cross talking)

Jonathan Charak:	A high correlation.

Aram Fuchs:	That's using that healthcare information study that the feds put out?

Jonathan Charak:	That (audio interference) control study.

Aram Fuchs:
Right.  Okay.  And what was—if you think—if over 50% are using cellular as primary now, last year was it like right around a third or?  I think I might be (inaudible) your IR present—your next slide on your IR presentation.

Jonathan Charak:	That's (audio interference) creeping up.

Aram Fuchs:	Yes, yes. Okay. I would love to see those numbers. I think it would be interesting and I think it would probably help you communicate both strategies.

Joe Beatty:	Okay.

Aram Fuchs:	And then how do you determine that given this increase was it just a nice round number or is there some sort of fraction of free cash flow that you're looking at? How does that work?

Joe Beatty:
We didn't specifically target a fraction.  I think it starts at a highest level a year ago when we decided, when the board decided to become a dividend paying company.  You know, we took it seriously, we realized that we would attract certain investors that like dividend paying stocks and that normally means one should have a goal to increase dividend over time and in our case on our one year anniversary we looked at our cash on the balance sheet and it continued to build as we thought it would a year ago when we first took dividend action.  We looked at our payout ratio, we looked at our anticipated cash flow growth in the future and kind of triangulated that all together and realized, a) that we could afford to do a dividend increase, and then b) in terms of the amount, as I said, we did some rough comparisons of where we think cash flow growth is going versus different scenarios of a dividend increase and settled on a 10% increase.

Aram Fuchs:	Right. And then lastly, what is the latest on the Illinois tax situation?

Jonathan Charak:
The Illinois tax situation has not changed, and that is again earlier this year they not only raised corporate tax rates but they removed the ability for us to use the NOL’s at least for a four year period.  The only thing that we really can do is to do some things to minimize the portion of the tax that goes into the State of Illinois.  And I don't want to get into those details here but we had effectively executed a strategy in that regard and we'll see what happens as we file these tax returns over the next several years.

Joe Beatty:
And the State is looking at this new legislation being talked about or presented in Springfield that might modify the corporate tax situation in Illinois.  So we're monitoring that.  We take advantage of every opportunity to point out that we're not that far from Indiana and Wisconsin borders.  We're in Chicago, we could take further actions and move our distribution center.  Jonathan will be with the governor next week at an event.  So we'll get within earshot and make our case there as well.  So it's a big issue here in Illinois for the companies that are headquartered here.

Aram Fuchs:	Okay, but going forward we should assume if nothing has changed that it's sort of at a steady state, right?

Jonathan Charak:
Right, and I think if you look at our financials for the year, which this year we contemplated this Illinois change and our response to it, about 4.6% of our pre-tax income is cash taxes, the rest is related to deferred tax which is mainly utilized in NOLs, etc.  So I'd said recently 5 to 6% is what we could expect paying in cash income taxes; as it turns out for this fiscal year was 4.6%, but that was already contemplating the Illinois tax action and I would expect similar numbers going forward.

Aram Fuchs:	Great, thanks for your time.

Joe Beatty:	Thanks, Aram.

Operator:	Thank you. Our next question comes from the line of David Keenan (ph) with William Financial Group. Please go ahead.

David Keenan:	Good afternoon. Congratulations, by the way, guys. Nice quarter. Excellent execution.

Joe Beatty:	Thanks, Dave.

David Keenan:	First question is, what was cash flow from operations for the quarter? Inclusive of changes in working capital?

Joe Beatty:	We're sorting through some papers, Dave, to see if we have it in front of us.

Jonathan Charak:	For the year it was 14.4 million.

David Keenan:	Okay. And what was—EBITDA for the quarter was what, 3.1?

Jonathan Charak:	Our earnings, our net income before non-cash items, 2.8

David Keenan:	Okay. And you guys are not paying cash taxes, correct, you just accrue a small amount?

Jonathan Charak:	4.6% for the year was our cash income tax expense. And Dave, it was 4.5 million for the quarter for cash flow on the—from operations in the cash flow statement.

David Keenan:	4.5. And what was capex for the quarter and for the year so far?

Joe Beatty:	The year you're going to have, right?

Jonathan Charak:	Yes. It was 800,000 I believe for the year.

David Keenan:	Okay. And I remember, I think it was last year, you had introduced a new fire product, has that started to sell? Was that incremental at all in the current quarter?

Joe Beatty:
It was selling well; it's our Sole Path Fire product.  It's capable of being under the new national fire code in many jurisdictions.  Determine locally whether or not it can actually be used as the only path but in many places it can be and we're seeing that it is but it also replaced our standard commercial fire product that is used in back-up mode.  So it's doing well.  People like it.  They like having the option of a cellular-only fire path instead of having to pay MaBell for two phone lines.  It's doing well.

David Keenan:	Mm-hmm.

Jonathan Charak:	Go ahead, sorry.

David Keenan:	This shows up under Telguard unit sales? This would be inclusive for example in your guidance of 20 to 30,000 units?

Joe Beatty:	Correct, we aggregate all different models into that number.

David Keenan:	Right. And I'm sorry I interrupted you, what were you going to add?

Jonathan Charak:
I was going to correct the capex number for the year, Dave.  It's 1.1 million.  We had a bigger fourth quarter gearing up for some of the new products that we mentioned briefly.  So 1.1 million is the capex for the year.

David Keenan:
Okay.  Okay, and then I know ARPU was up a little bit, on a go-forward basis it should it level off or should it continue to go up as you add more of the kind of mom and pop dealers?  And I'd also like to know what's the driver behind the slight increase in guidance for Telguard unit sales going forward?  Is it new products like this fire product, like that remote smartphone product or just the conversion to wireless, adding more distribution, all of the above, if you can just give me a little bit of color on that?

Jonathan Charak:
Well for your first question I would expect the ARPUs for Telguard to continue to drift upwards as we continue to churn out some of the lower margin, lower ARPU units, and continue to diversify with the smaller and mid-sized dealers.  So that'll continue to drift upwards, not at any great pace, but I would expect that that trend to continue.

Joe Beatty:
I'll talk in terms of our rationale for guiding up Telguard unit sales.  A couple of things.  One is just the continuation of our success in reaching the small and mid-sized dealers.  I talked about our active dealer count crossing 2,000, that's a great indicator of better penetrating that portion of the market.  So that's happening.  And I would say two variance of 3G affect our outlook going forward.  One is that as AT&T, who's a carrier for us and our competitors, have been modifying their spectrum. They've been reclaiming 2G spectrum in different markets and converting it to 3G spectrum, so that's affected the performance of some of our competitors' equipment, the 2G model of product, which most of us have out there now.  We find that one of our competitors that doesn't do so well, when the signal level isn't high, we do better, and certain of our dealers have realized that.  And so we're seeing an uptick in competitive wins because our product has better RF performance.  And I would say the second part of the 3G answer, which is, as I indicated, we're the first to launch a 3G product in the last 60 days, and so we think going forward in fiscal 2012 that's going to give us an advantage as well.  We'll talk more about the details of why that's an advantage next quarter, but those would be the reasons.

David Keenan:	Okay, that's helpful. Thanks, guys. Good luck.

Joe Beatty:	Thanks, Dave.

Operator:	Thank you. Our next question comes from the line of Toni Pollock with Maxim. Please go ahead.

Toni Pollock:
 Good afternoon.  I don't know if you want to give any more details - the 3G wireless, which is just in its infancy product, can you give us a little more detail?  Is that going to be a higher margin product?  What kind of expectations do you have for it?

Joe Beatty:
Well let me say this about 3G.  I think from a macro perspective, we think it's an important product because, you know, the carriers are eventually converting their networks entirely to 3G, so it becomes a necessity to have 3G and then doing it early becomes an advantage.  Because any unit that goes on someone's wall today, if it's a 2G unit, you would normally expect that radio to last, you know, eight or 10 years, and with the carriers changing their networks it doesn't have a chance of lasting eight to 10 years.  You really want to put a 3G radio on a customer wall as soon as you can, so that's why it's important.  In terms of the specifics on margin and pricing, for competitive reasons I don't want to talk about that yet, but we will get into that further starting next quarter on the call.

Toni Pollock:	Okay, thank you. Good quarter.

Joe Beatty:	Thanks.

Operator:	Thank you. Once again, ladies and gentlemen, if you would like to ask a question, please press the star, followed by the one on your touch tone phone.

Our next question comes from the line of Aaron Edelheit with Sabre Value. Please go ahead.

Aaron Edelheit:	Hi, thank you very much for increasing the dividend. I really appreciate all of the shareholder-friendly actions you've taken in the past 12 to 18 months. It's much appreciated.

Joe Beatty:	Thank you, Bob.

Aaron Edelheit:
I wanted to ask you just in terms of your guidance, you guided to the next fiscal year of 11 to 12 million which would indicate, based on your shares outstanding, $0.69 to $0.75 per share, now most of that is cash earnings, I know there is some investment you're going to be making into the business, but your dividend rate that you just increased it to was $0.44, now considering that, based on the past conversations, you thought maybe around $10 million was a good amount of money to have in the balance sheet considering the recurring nature of your business, I'm just wondering what's to stop you from increasing your dividend to 55 or $0.60 or being more aggressive as the year goes on as you see—your earnings seems like there's a lot of margin to increase your already healthy dividend, I'm just wondering if you could give me your thoughts on that?

Joe Beatty:
Yes, Aaron, I think first of all I'd say you're right.  If you look on a cash per share basis, we're comfortable that the $0.44 versus cash earnings per share of 69-70, I'm using your math here, versus anything else, certainly there's plenty of headroom from a cash perspective.  I think if you look at earnings per share—and some people compute the classic payout ratio as a dividend over the earnings per share, on that basis we're about 100% payout ratio.  That makes some people nervous.  I think that's kind of a bit rich.  We always think in cash terms here and so we do the math that you did which makes us quite comfortable that we're okay.  And you're right, one could argue that there's headroom in the future but that's not the worst thing in the world.

Aaron Edelheit:
Absolutely.  My second question is, in terms of possibly acquiring other businesses like TankLink that you could have some kind of synergy with what you're already doing in terms of recurring business, could you talk about - I know you can't tell us any specifics if you're working on it - but in broad terms of opportunities out there to maybe make small/middle acquisitions that would be accretive?  And what kind of opportunities are out there?

Joe Beatty:
Sure.  I think we've said in the past we've kind of are always looking.  We're picky, kind of always have been.  So you haven't seen us do a lot.  But we do always look and I think for the proper fit and the proper valuation we'd be interested and, you know, organic growth is a way to get bigger in the M2M space.  I think there's a lot of companies out there, big and small, that do interesting things, in machine-to-machine wireless, on the healthcare monitoring.  There's one thing I would say, you know, we announced a short while ago with the press release out on a new product and service for the PERS market - this is the personal emergency response service - easy to identify.  For those of us who watch television in the past, the “I can't get up service”, where an elderly have the pendants around their neck, they can press a button that goes to a base station in their home, much like a cordless phone, normally that's plugged into a phone line. The phone line's going away, the market would like a wireless device, and we've just launched that, announced that and we'll begin shipping that product shortly.  So that is a healthcare oriented, elderly care oriented machine-to-machine wireless product, a variant of our Telguard service.  So that's a good example.  That was an organic service that we created but there are inorganics.  There's people doing tracking of rental equipment, tracking of locomotives, tracking of trucks, so basic telematics.  A lot of different flavors out there and all I would say is we do look, we are particular about fit and valuation, and so, you know, it's not inconceivable that we would do something but subject to our constraints.

Aaron Edelheit:	Okay, thank you very much.

Operator:	Thank you. Our next question comes from the line of Will Thrower (ph) with (inaudible) Capital. Please go ahead.

Will Thrower:	Hi, guys.

Joe Beatty:	Hi.

Will Thrower:	So from your last conference call I remember you said you're still seeing waves of deactivations from your biggest customer, are you still seeing that or do you feel like that's ending?

Jonathan Charak:
No, that big customer still does not report timely their deactivations, so it is a little bit difficult to track what I would call the real churn (ph) rate.  We recently just talked about 8-10% as a net normalized churn rate and I think with the latest information we have I would sort of model things towards the higher end of that range, closer to the 10% range, once you cut through all of the oddities associated with this lag that a large customer of ours has.

Joe Beatty:
And I would say the key is not necessarily that they ever catch up but that the lag remains consistent and they reach a steady state kind of a lag, and I think we had close to that this quarter.  So it's roughly steady state right now with them.

Will Thrower:	Okay. Do you guys have a dividend reinvestment program in place?

Joe Beatty:	We don't, no.

Will Thrower:	Are you considering it, because you guys keep on talking about, you know, sticking with this dividend?

Joe Beatty:	No, it's not a bad idea and I think it's something we'll put on our list to think about.

Will Thrower:	Okay. And what's the level of your net operating losses right now? And how long do you expect that to last into the future?

Jonathan Charak:
We have in the 80 to $90 million range left (inaudible).  Nothing is due to expire in the near term.  We have some that were still reserved for that are expiring this year, so—but this should be the last of the NOLs to expire and on an ongoing basis we would expect to be able to utilize all of the remaining NOLs that we have recorded on the books.

Joe Beatty:	Yes, I think you need to do your own modeling in terms of determining how long that would last.

Will Thrower:	Yes. Okay, thanks.

Joe Beatty:	Thanks.

Operator:	Thank you. Our next question comes from the line of (inaudible) with Eagleton (ph) Capital Partners. Please go ahead.

Speaker:
Yes, hey guys.  Good quarter.  I have one quick question, kind of a follow-up to the previous caller, is how should we think about churn rate, Jonathan, like in the 8-10% range, and is that how you're looking at it right now?

Jonathan Charak:
Right, you know, in my most recent comments I've said 8-10% and with the latest available information, as I just said, I would shoot towards the higher end of that range.  I would say that the normalized churn rate would be closer to 10%.

Joe Beatty:
And we've said in the past, the security industry, our customers, the dealers, tend to have churn in the 12-15% range, depending on economic conditions, etc., and that over time it's kind of—we're going to head that way ourselves as the penetration for wireless gets higher.  So you can see over the last couple of years we've started heading up toward that number.

Jonathan Charak:
And I would also remind you that this customer, this large customer who sees favorable pricing and these are older units, a lot of them that are being churned off in this oddity.  And so it's also helping drive our ARPUs and our margins up as these lower revenue, lower ARPU, lower margin units get churned off and replaced with the newer customers that are at a higher level.

Speaker:
And in terms of like going to 3G, I know you don't want to talk about the pricing, but have your dealers that have installed the 2G units have they contacted you already to sort of get an idea of (inaudible)?  Do you have an idea of when they're going to be coming to you?

Joe Beatty:
Sure.  They're all interested, and I think it's us, we're going to be very active to point out to them that the sooner they start putting 3G units on their customers' walls the better off they'll be.  I think the logic is irrefutable, and so we feel very good about being the first to market and we will be banging the drum fairly soon to send that message.

Speaker:	Understood. All right. Thanks a lot guys.

Operator:	Thank you. Our next question comes from the line of Russ. Please go ahead.

Russ:
Hi.  One question as it relates to that 3G roll-out or upgrade opportunity - will you treat those as new subscribers if it's the same person and may just buy a new system or how will that be treated and counted?

Joe Beatty:
Yes, first of all I don't expect that to happen for a long time, in terms of an existing unit being changed out.  The whole point for the security dealer is to really never have to do that.  The only time we really would expect that to happen would be in a matter of years when the 3G networks get turned down and depending on the carrier, that's, you know, five plus years.  So they've announced some things to different carriers.  So I don't think we'll have that change-out accounting or tracking as a problem.  But again, to reiterate, we think going forward on new accounts that the dealers can install, it's just going to make eminent sense for them to put a 3G unit up.

Russ:	Gotcha. And when you talk about the 8-10 normal churn rate, are you including the large customer or are you excluding the large customer?

Jonathan Charak:
I'm including it.  On a normalized basis if they were reporting timely their deactivations I would—again, and I would—I'll say it again, I think I would put it more at 10% than the 8-10%, but if they were reporting normally and we were caught up and we were on a normal steady state business, the churn rate would appropriate 10%.

Russ:	Okay, and so if they weren't involved, what do you think your churn rate on a standalone basis would be?

Joe Beatty:	So (inaudible) what's the churn look like? It's not that different.

Jonathan Charak:	Yes, it would be similar, Russ.

Russ:	Right.

Jonathan Charak:	It would be similar.

Russ:	Okay, thank you.

Joe Beatty:	Thanks, Russ.

Operator:	Thank you. Our next question comes from the line of Charles with Warwood (ph). Please go ahead.

Charles:	Hey guys.

Joe Beatty:	Hi.

Jonathan Charak:	Hello.

Charles:	Hey. Most of my questions have been answered, just one quick one on ARPU and (inaudible). It looks like it was down sequentially, do I have that right?

Joe Beatty:	Let's see (cross talking)

Jonathan Charak:	Yes, it did go down a bit sequentially.

Joe Beatty:	So (audio interference). Oh yes, that's on a percentage basis that's nothing you should worry about.

Jonathan Charak:
Yes, you know, it's a smaller base of units out there and the mix going in at any particular quarter to influence that calculation.  Since we did the acquisition of the SmartTank customers we've been up in the 12-13 range and that's where it should stay give or take some fluctuations based on mix going in at any particular quarter.

Joe Beatty:	You know the third month of a quarter we may ship more of the units because the denominator's higher without the benefit of the service revenue for the full period. So it moves around a little bit.

Charles:	Okay. It would normalize over say a four quarter period.

Jonathan Charak:
Yes, that's a good way to do it.  Although in this case, I would only go back to a three quarter period because that's when we did the acquisition of the SmartTank customers.  So if you mix in four quarters you'd still have one quarter prior to that transaction. There would be a little bit of a—would skew the calculations.

Joe Beatty:	Yes, I think it was half the ARPU before that acquisition, so you do need to avoid that quarter.

Jonathan Charak:	So this quarter I would do a three quarter average and then starting next quarter you can do a four month rolling if you want to make it...

Joe Beatty:	Fourth (ph) quarter rolling average.

Jonathan Charak:	Yes.

Charles:
Okay, great.  And then one more on Telguard.  If I'm reading your guidance correctly, thinking about churn, including your large customer, I'm guessing that we should see more sequential growth in some overall Telguard sub that we saw in the September quarter, can you comment on that?

Jonathan Charak:	Net subscriber growth?

Charles:	Yes, exactly.

Joe Beatty:
Well because of the guidance uptick, yes, I think that's a logical conclusion.  We said this last quarter was fairly steady state on the whole (ph) churn situation and the net 7,000 add, and so if we didn't grow that would be the normal number but clearly we increased our guidance.  So yes, one, we don't expect that that would get better.

Charles:	Okay, terrific. Thank you.

Joe Beatty:	All right, thanks.

Operator:	Thank you. And at this time I'm not showing any further questions. I would now like to turn it back to management for any closing remarks. Please go ahead.

Joe Beatty:
Great, thank you.  Now we appreciate the support of our investors.  It was a great year, a great quarter and we feel very good going forward.  So thanks for your continued support.  We look forward to speaking with you in the future.

Operator:
Thank you.  And ladies and gentlemen, that does conclude our conference call for today.  If you would like to listen to a replay of today's call, you may do so by dialing 303-590-3030 or 1-800-406-7325, using the access code, 4480199.  Thank you for your participation.  You may now disconnect.

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